Partner Agreement

between

Vodafone D2 GmbH
Am Seestern 1
40547 Düsseldorf

(hereinafter referred to as “VF D2”)

and

Twistbox Games Ltd & Co KG
Lohbachstr. 12
58239 Schwerte
Germany

(hereinafter referred to as “ASP”)

I. Subject of Agreement

Provision of the Application by the ASP for use on the VF D2 portals such as, but not limited to the portal “Vodafone-live” in compliance with VF D2’s general terms and conditions for Partner Agreements as set out in the version of such terms and conditions dated 27.08.2007 (hereinafter referred to as (“AGB”) as Annex 1.

II. Type of the Application

For all types of product mobile games and applications unless otherwise agreed.

III. End user device compatibility

ASP is responsible for the best possible support of handsets which are stipulated in the Annex 2 of this Partner Agreement. Furthermore the ASP is also responsible for delivering reasonable application updates for supporting new handsets.

IV. Rights of use

☐  Only German Vodafone Portals ☐  Others: _______________________________
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V. Brands to be offered for use by VF D2
     ___________________________________________________________________________________________________

☐ Co-branding with the ASP’s brand agreed

VI. Normal price

For the avoidance of doubt, VF D2 is free to set its own charges for subscriptions for end users in accordance with the AGB.

VII. Subscription fee revenue share

If not otherwise agreed between the parties, the following revenue share shall apply:

[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] ASP
[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]VF D2

Calculation basis, pre-product deductions, free usages, calculation clauses for packs as well as all accounting and payment provisions are subject to the AGB.

VIII. ASP’s minimum fee in the event of discounts or packs

[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] EUR

IX. ASP’s Bank

Dortmunder Volksbank eG
Credit to: Charismatix Ltd. & Co. KG
Account number: 633 030 1700
Iban#: DE78 44160014 6330 3017 00
Reference: BIC GENODEMIDOR
Bank Code: 441600 14

X. Term

Initial term: [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] beginning August 27th, 2007

Option to extend the term in favour of VF D2:

☐ yes   ☐ no

Optional term:

Automatic unlimited extension of the Term if not terminated: ☐  yes ☐  no
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Any time after the initial term, either party may terminate this Partner Agreement upon at least [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] prior written notice to the other party which such notice shall be delivered on or before the 15th of June or the 15th of December of any year after the expiration of the initial term.

XI. ASP Contact persons

Business Development:	Name: eMail: Telephone:
Technical (Mo-Fri 8-18):	Name: eMail: Telephone:
Editorial:	Name: eMail: Telephone:
Customer Care:	Name: eMail: Telephone: Mobile:

XII. Preferred Aggregator;

1. Preferred Aggregator. ASP shall be the main (preferred) content aggregator for the Games and Application Service by VF D2 such that any new third party which desires to distribute Games and Applications under a local agreement must first enter into negotiations for a license agreement with ASP on commercially reasonable terms and conditions in order for such third party’s Games and Applications to be available via VF D2. [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]

2. VF D2 guarantees to ASP [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] launch slots per month for erotic games designated as 18+ in addition to any other agreed launch slots between parties. [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]

XIII. Special agreements and miscellaneous

1. RIGHT TO AUDIT

VF D2 will keep accurate and complete records, in accordance with generally accepted accounting principles, in order to determine the accuracy of VF D2’s reports and payments and retain such records for at least two (2) years following their generation. ASP, or its representative, will have the right, subject to ten (10) days prior written notice to VF D2, to examine, audit, and review all applicable records and accounts once each calendar year during VF D2’s normal business hours for so long as this contract is valid. VF D2 will pay to ASP all amounts discovered to be due ASP as a result of any audit within thirty (30) days of invoice. In addition, in the event any such audit by ASP reveals a discrepancy of five percent (10%) or more in ASP’s favor, VF D2 will pay all reasonable costs of ASP’s audit, and such costs shall be added to ASP’s invoice for amounts due.
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2. NOTICES

Any written notice given under this Agreement shall be to the addresses set forth below. The notice shall be deemed duly given, if delivered by hand, on the same business day it was delivered, or on the next business day if delivered on a non-business day. The notice shall be deemed duly given, if delivered by facsimile, upon receipt of confirmation from an employee of the receiving party. The notice shall be deemed duly given, if sent by prepaid overnight, registered or certified mail, on the day of receipt. The failure to send a notice copy shall not affect the validity of any notice otherwise properly sent and actually received by a party.

Notice to ASP to be provided as follows:

If by mail	Twistbox Entertainment, Inc.
or facsimile:	14242 Ventura Boulevard, Third Floor Sherman Oaks, California 91423 USA Attn: International Sales/Distribution Attn: EVP/General Counsel Fax: (818) 301-6239 Email: legal@twistbox.com

With a copy to:	Twistbox Games Ltd & Co KG Lohbachstr. 12 58239 Schwerte - Germany Attn: Eugen Barteska Email: ebarteska@twistbox.com

3. ASSIGNMENT

Either party may assign this Partner Agreement, without the consent of the other party, in the event of an assignment by either party: (i) to a successor entity resulting from a merger, combination or consolidation; (ii) to the transferee of all or substantially all of the assets of the assigning party or its parent(s); or (iii) to an entity under common control with, controlled by or in control of the assigning party. In the case of ASP, it shall not assign this Partner Agreement to a competitor of VF D2.

4. INDEMNIFICATION

Each party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other party (including its parents, subsidiaries and affiliated companies), and its directors, officers, employees, successors, licensees, assignees, attorneys and agents (the “Indemnified Party(ies)”) from and against any and all claims, losses, deficiencies, damages liabilities, costs, and expenses (including but not limited to reasonable attorney fees and related costs and expenses) incurred by the Indemnified Party(ies) as a result of any claim, judgment, or adjudication against the Indemnifying Party arising from any breach or alleged breach of any of the Indemnifying Party’s covenants, obligations, representations or warranties under this Partner Agreement; provided that, the Indemnified Party(ies) promptly notify the Indemnifying Party in writing of any such claim and gives the Indemnifying Party the opportunity to defend or settle such claim at the Indemnifying Party’s expense and cooperates with the Indemnifying Party in defending or settling such a claim.
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5. LIMITED LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL DAMAGES (German explanation: entfernter Mangelfolgeschaden) ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY MATTER RELATED HERETO, INCLUDING WITHOUT LIMITATION, LOST BUSINESS OR LOST PROFITS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS, IN NO EVENT SHALL TWISTBOX’S LIABILITY ARISING UNDER THIS AGREEMENT EXCEED, IN THE AGGREGATE, THE TOTAL AMOUNT PAID BY VF D2 TO ASP AS OF THE DATE ASP BECOMES LIABLE FOR ANY SUCH DAMAGES HEREUNDER.

6. SURVIVAL

All representations, warranties indemnifications and payment obligations contained in this Partner Agreement shall survive the termination and/or expiration of this Partner Agreement

7. VF D2 REPRESENTATIONS AND WARRANTIES

7.1 VF D2 represents and warrants as follows: (VF legal: remove paragraph)

(a)	it has full authority and ability to enter into and perform its obligations under this Partner Agreement.

(b)	it has not and will not undertake any action which might impair the exercise of ASP’s full rights under this Agreement.

(c)	VF D2 will, on a continuing basis, use its best efforts to ensure the content is distributed only where receipt and viewing of such content is lawful and within the contemporary community standards.

(d)	VF D2 shall not make edits, modifications, changes or otherwise manipulate or rearrange the content without ASP’s prior written consent, which may be withheld in ASP’s sole discretion.
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This Partner Agreement is subject to VF D2’s general terms and conditions for Partner Agreements as set out in the version of such terms and conditions dated 15.03.2005 (Annex 1). Any conflicts between the terms of this Partner Agreement and the terms of VF D2’s general terms and conditions for Partner Agreements, the terms of this Partner Agreement shall govern the rights and obligations of the parties.

Düsseldorf, 27.08.2007	Schwerte, AUG. 27, 2007

/s/ Johannes Becher	/s/ Ian Aaron
for VF D2	for the ASP

/s/ Johannes Becher
for VF D2

Annex 1: General Terms and Conditions for Partner Agreements
Annex 2: Vodafone D2 Java Games & Applications Local Submission Specifications

*WE HAVE REQUESTED CONFIDENTIAL TREATMENT OF CERTAIN PROVISIONS CONTAINED IN THIS EXHIBIT. THE COPY FILED AS AN EXHIBIT OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST.*

6

GENERAL TERMS AND CONDITIONS
FOR PARTNER-CONTRACTS CONCERNING JAVA- APPLICATIONS

of

Vodafone D2 GmbH, Am Seestern 1, D-40547 Düsseldorf, Germany
(hereinafter “VF D2”)

1	Preamble

1.1
VF D2 is a company belonging to the Vodafone Group, which does business internationally. VF D2 operates several Vodafone portals among which are the portals “Vodafone-live”, “Vodafone WAP” and “Vodafone Web” and provides data for portals operated by Vodafone Group service providers, all of which are so-called “multi-access portals” (hereinafter jointly referred to as the “Portal”), through which third-party users (hereinafter, “End Users”) are given access to data which is, if necessary, transmitted to them. This data may be in the form of texts, pictures, and sounds, singly or also in combined form or integrated into software programs (such data integrated into software programs such as but not limited to java-applications which represent mobile games hereinafter referred to as “Application(s)”).

1.2
“Service Provider” in terms of this General Terms and Conditions for Partner-Contracts Concerning Java Applications (the “Agreement”) shall mean providers of telecommunications services distributing on their own behalf and for their own account telecommunications services provided via the Vodafone telecommunications network to End Users.

1.3
Access to data on the Portal and Applications shall be effected regardless of the type of the device used in the individual case so long as ASP’s obligations hereunder ex-tend to such device. Data access is presently made possible through the WWW and WAP, i.e., by means of mobile devices (such as mobile telephones) or personal computers. VF D2 intends to also employ new ways and forms of data transmission in the future.

1.4
The Partner Agreement between the parties (the “Contract”) and this Agreement shall regulate the provision of ASP’s Applications for use by End Users through Portals and rights and duties of the parties in connection thereto. Unless otherwise expressly stipulated in the Contract or in this Agreement, the provision and transmission of all Applications and data provided to the End Users by ASP shall be effected through VF D2 in its own name.

2	ASP’s Services

2.1	ASP shall provide VF D2 with the Application described in the Contract for use on the Portal as stipulated in the Annex “Vodafone D2 Java Games & Applications Local submissions specifications”.

2.2
The consideration rendered by the End Users for use of the Application shall entitle the End Users to use or to download the Application for the frequency or the time (in case of the latter with unlimited frequency) as described in the contract for so long as any such End User complies with the applicable terms of use and contractual obligations of VF D2.

The End User’s revocable right to use or to download ASP’s Application pursuant to this Agreement and the Contract for a consideration paid in advance for a certain time period or a certain number of times is referred to hereinafter as a “Subscription”.

2.3
VF D2 intends to offer the Application to the End User at the price named in the Contract (hereinafter, the “Normal Price”) per Subscription. The parties agree that VF D2 shall be free to set its own charges for Subscriptions for End Users.

2.4
ASP shall carry out and fulfil its duties as set out in the Contract and this Agreement with commercially reasonable technical and commercial diligence according to its best knowledge and ability. The Applications made available by ASP shall be in compliance with the Contract and this Agreement including technical specifications and other specifications provided in advance by VF D2 and approved by ASP based on the Contract and this Agreement.

2.5	ASP shall be entitled to establish a link from its Application to applications of third persons only with the prior written approval of VF D2 in each individual case.

2.5.1
If the Applications connect to an external server, i.e., one residing outside the Vodafone D2 network, that is hosted by the ASP itself or an agent thereof, the document “Vodafone Service Level Agreement for Content Partners” becomes part of the contract.

3	Rights of Use and Marketing

3.1
Unless otherwise stated in the Contract, ASP grants VF D2 a non-exclusive right to provide third persons in Germany access to the Application via a Portal and/or to transmit the Application to third persons pursuant to the terms of this Agreement and the Contract. This license is limited in duration to the term of the Contract and in scope to third parties necessary for delivery and utilisation of the Services, and the license is only transferable under the stipulations of the Contract and this Agreement. FOR THE AVOIDANCE OF DOUBT, IT IS UNDERSTOOD THAT DUE TO VF D2’S INTERNATIONAL ROAMING AGREEMENTS, GAMES AND APPLICATIONS MAY BE ACCESSED BY A VF D2 CUSTOMER WHEN THE CUSTOMER IS PHYSICALLY OUTSIDE OF VF D2’S TERRITORY SIGNAL. SUCH INCIDENTAL ACCESS AND SIGNAL SPILLOVER WILL NOT CONSTITUTE A BREACH OF THIS AGREEMENT.

3.2
In particular, ASP grants VF D2 the right to copy and distribute the Application and/or the results generated by it in whole or in part by means of on-demand procedure or by means of transfer in order to make them accessible for End Users. By the right of making available by means of on-demand procedure, the parties mean the utilisation of the Application or parts thereof and/or its results in that they are stored in digital form in a data processing system and can be requested by and/or transmitted to End Users by means of wire-bound or wireless systems as a digital signal, with the result that the stored data is transferred to the End User’s receiver, where it is decoded either after storage, after temporary storage, or immediately, and thus can be converted back to texts, images, sounds and/or other and made visible or audible. The Application and/or its results may also be made accessible to the End User in such a way that the End User can call up the Application or parts thereof repeatedly after transmission to End User’s receiver. A feature of interactive use on demand is that the application stored in digital form is made accessible to members of the public who are not present at the location of the origin of the accessibility in such a way that they have access and can request the transfer individually as to time and location even if the transfer of the application and/or its results to the End User is effected at a later time than requested. The parties understand the above-mentioned right to also mean the right of request and the right of making available to the public within the meaning of Directive 2001/29/EC of the European Parliament and the Council of 22 May 2001 (Gazette No. L 167, 22 June 2001, pp. 0010-0019). Concerning the right of making available by means of transfer the parties mean that a feature of such transmission is that the Application and/or its results stored in digital form is made accessible to members of the public who are not present at the location of the origin of the accessibility in such a way that initiation of the transmission process of the signals carrying the information to the End User’s receiver is reserved to VF D2 and cannot be effected by the End User.

3.3	Also granted to VF D2 is

•
the right to print, meaning the right to edit and to publish the content in unchanged form - in the last case in particular in the form of summaries and synopses for the purpose of copying and disseminating the content as a printed work, especially for advertising purposes. This also covers the right to manufacture, copy and distribute in any kind of book for all editions and issues, particularly in the form of illustrated and non-illustrated books, brochures, customer magazines (e.g. the current VF D2 customer magazines “Vodafone World” and “CallYa Zin”), comics, electronic press kits as well as other analogue and digital text, image and data carriers, etc. that are derived from the content by reproducing or presenting the content even in modified or newly arranged form - or by photographic, drawn or painted representations or similar as well as the right to provide corresponding editions via video and audio text or other distribution systems to interested persons;

•	the right to present as the right to render the content entirely or partially publicly perceptible;

•	the right to perform as the right to put forward the content or parts of the content in a form that does not take place on stage.

3.4
Subject to other provisions in the Contract and/ or this Agreement, VF D2 shall exclusively have the right to decide on the time and manner of making the Application available and marketing it. VF D2 shall decide, in particular, whether and for which groups of End Users the Application will be made accessible, whether and to what extent registration will be required for use, whether and in what amount there will be a charge for use and which access method will be used or for which End Users the Application will be made available. Furthermore, VF D2 shall exclusively have the right to decide on the placement, positioning, and linking of the Application within the Portal, on the name and title of the Application, and on the placement and manner of advertisements and other advertising and marketing steps for the Application inside and outside the Portal as long as no other express arrangement was made by the parties. The parties agree that VF D2 shall decide on its own whether the Application is to be marked with the logo of one or both of the parties or with the logo of a third person, as far as not otherwise set forth within the Contract.

3.5	VF D2 shall be entitled to market ASP’s Application in so-called packages together with its own applications and/or applications of third persons at a package price set by VF D2.

3.6	After the expiration of the contract, VF D2 shall continuously be entitled for an unlimited period to use the application for purposes of internal archiving and preservation of evidence.

4	Installation of an Application

4.1	Release of the Application

4.1.1
VF D2 shall inform ASP, at latest, within ten working days after delivery of the application, whether the provided application is in conformity with the contract, in particular, whether the core functions are without errors (hereinafter, “release”). VF D2 shall not undertake to examine the legal permissibility or harmlessness of the application, the altered application, or individual parts thereof; ASP shall have a duty to do this. In the event the application provided by ASP is not in conformity with the contract and VF D2 has notified ASP of this, VF D2 shall be entitled to postpone the planned launch date and to notify ASP of a new planned launch date. ASP shall implement the alterations notified by VF D2 in each case, without cost to VF D2, within 5 working days after notification by VF D2. ASP shall again deliver the revised application to VF D2 and notify VF D2 of this in advance by e-mail and in writing.

4.1.2
In the event ASP does not deliver the Application as specified in the Contract and in this Agreement by the new planned launch date, the procedure set out in clause 4.1.1 shall be repeated if VF D2 gives notice of a new planned launch date in each case within the specified time periods. VF D2’s right to terminate the contract without notice pursuant to clause 12.2.5 shall remain unaffected.

4.2	Launch Date

VF D2 shall be entitled to postpone the planned launch date for technical, editorial, or marketing reasons. VF D2 shall notify ASP of a postponement of the planned launch date in advance in writing or by e-mail. In the event of the postponement of the launch being a burden for ASP, ASP shall have a right to terminate of the contract within 7 days of such notification from VF D2.

5	Marketing and PR

5.1
VF D2 shall be entitled, for the term of the Contract, to use the company and product names, designations, in particular, trademarks and logos used by ASP (hereinafter, “Brands”) within the framework of performance of the Contract and limited to this purpose. ASP shall grant VF D2, for the term of the Contract, free of charge, the nonexclusive right to use its Brands. This right of use shall apply, in particular, to the use of the Brands for the purpose of advertising in the form customary in this line of business in print, on TV, online, and via direct marketing in classic and electronic form as well as to PR, investor relations, and other communications steps.

6	Share of Proceeds

6.1	General

6.1.1
The parties shall perform their contractual duties for each other free of charge unless the parties have expressly agreed otherwise in writing in the Contract or in this Agreement or in a separate agreement. The parties shall share the proceeds realised through the sale of the Application itself and through chargeable events caused by the Application (hereinafter, “Application Proceeds”) pursuant to the calculations set forth in this Section 6 and the revenue share terms set forth in the Contract.

6.1.2
VF D2 shall bill the application proceeds directly to end users or third persons. The billing of end users may, in particular, be carried out by charging through the telephone bill of the end user or direct debit. Furthermore, VF D2 shall distribute ASP’s share of the application proceeds to ASP as set forth in detail in the stipulations under clause 6.4.

6.1.3
Application proceeds are the fees paid by the end users for the use of the application (hereinafter, gross application proceeds). In the event an application is offered to the end users together with other applications, contents, goods, and/or services as a package at a package price which is not broken down in detail, only the portion of the fee attributed to the relevant application shall be deemed the gross application proceeds allocated to this application within the meaning of this clause (pro rata). The portion attributed to one application shall be calculated by multiplying the normal price by a fraction whose numerator is the package price and denominator is the total of the normal prices of all of the elements of the package. (Price portion for single application in package = normal price per application * (total price package / total of the normal prices for the individual applications/goods/services). Should any of the elements not have a normal price, the current or last end user price quoted on the portal shall be used. In the event there is no such price, €0,99 for b/w applications and €1,49 for colour applications shall be used as a fictitious normal Net price for the package element in question.

6.2	Division of Application Proceeds

6.2.1	The net application proceeds pursuant to clause 6.3 shall be divided between VF D2 and ASP as set out in the contract.

6.2.2
In the event VF D2 markets ASP’s application free of charge without the consent of ASP or for a price below the normal price given in clause 2.3, or if, without ASP’s consent, the portion of the price attributed to the application within the framework of a package offer is below the normal price, ASP shall receive at least the percentage of the normal price as set out in the contract minus statutory VAT per use.

6.3	Calculation of Net Application Proceeds

6.3.1	Net Application Proceeds means the Gross Application Proceeds actually paid by the End Users and received by VF D2 related to use of Application, minus:

6.3.1.1	currently valid value added tax or similar sales taxes charged to the End Users (“Taxes”);

6.3.1.2
the Gross Application Proceeds refunded at VF D2’s discretion to the individual End Users (“Refunds”); VF D2 shall only effect such refunds if the End User has given a substantiated and comprehensible account of why he was unable or only partly or incorrectly able to make use of the relevant application for reasons for which he is not responsible.

6.3.2
VF D2 shall deduct from the gross application proceeds the deductible costs as stipulated in clause 6.3.1 on the statement that concern the period in which these are claimed from VF D2, at latest, however, three months after the respective claiming-date.

6.4	Billing, Due Dates, Payment

6.4.1
VF D2 shall transmit a detailed statement of application proceeds received by VF D2 and ASP’s share of these proceeds to ASP within two weeks after the end of each calendar month. The statement shall include the Application name, the end user device, the event type, the total events, the price per download/subscription, any additional Application Proceeds received and the calculation of Net Application Proceeds. ASP shall examine the statement from VF D2 without undue delay after receipt and notify VF D2 in writing of possible errors without undue delay. In the event ASP does not give such notification, the statement shall be deemed to be approved 14 days after receipt of the statement by ASP. Notwithstanding anything herein to the contrary, the parties may mutually agree to discuss exceptions, errors or other peculiarities of the statements at any time prior to final payment.

6.4.2
ASP shall be entitled to bill VF D2 for ASP’s share of the Application Proceeds shown in the statement within two weeks after receipt of the statement. The invoice may be provided in electronic format and is due upon receipt. VF D2 shall make payments solely by wire transfer to the ASP account set out in the contract.

6.4.3
If the ASP is registered outside of Germany, VF D2 might be obliged to deduct withholding tax from any payment due. In this event, VF D2 will withhold and pay the tax on behalf of and for the account of ASP to the tax office in charge. VF D2 will provide ASP with a respective tax receipt certificate. In case that a double taxation treaty applies which provides for a reduced withholding tax rate, VF D2 will only withhold and pay the reduced tax on behalf and for the account of ASP if a respective exemption certificate is issued by the competent authority. VF D2 shall assist in obtaining this certificate. Unless such a certificate is granted and presented VF D2 will deduct the tax of any respective sum according to the applicable tax law.

6.4.4	The Applications are subject to VAT in Germany. Therefore no VAT is issued according to Art. 9 (2) (e) of the EEC 6th Directive (reverse charge). VAT is owed by the recipient of the service.

6.5	ASP shall only set off costs towards VF D2 if ASP’s claim is undisputed or has been finally determined by the courts.

7	Data Recording and Data Protection

ASP shall guarantee that it will observe current, applicable data protection rules (in particular, laws, ordinances, court decisions, and official directives). ASP shall not be entitled to record any data on End Users (including personal data), unless conclusively necessary for the use of the Application or for the purposes of reconciling reporting.

8	Responsibility for Contents, Third-party Rights, Compensation for Damage, Indemnification

8.1	ASP guarantees (“Garantie” as known in German Law) that the Application does not, to its knowledge, violate German law, in particular,

8.1.1	that it is not slanderous or defaming for other natural or legal persons;

8.1.2	that it does not infringe protected rights such as copyrights and intellectual property rights, trademarks and other brand rights, patents, business secrets or confidentiality agreements;

8.1.3	that it does not inflict injuries on persons or cause damage to property;

8.1.4	that it does not violate, the privacy of other persons;

8.1.5	that it does not contain pornographic, obscene, or disparaging material;

8.1.6	that it does not aid and abet acts in violation of the law; and/or

8.1.7	that it cannot be prosecuted in criminal or civil proceedings under currently valid law.

8.1.8
that ASP has obtained all required licenses, releases, and permits from third persons or official authorities and government agencies which, according to currently valid statutory law or rules, are required for the use of the Application in the Portal in compliance with the stipulations of the Contract and this Agreement.

8.2
Should ASP breach its guarantee as defined in clause 8.1, it shall be obligated to cease and desist from further breach, to compensate VF D2 for any actual sustained loss and loss which is still being sustained including any claims for damages and compensation for expenses incurred by third persons which were directly caused by the breach. All other claims of VF D2, in particular, to block the Application and to terminate the contract for cause, shall be unaffected.

8.3
In the event third persons assert claims against VF D2 due to ASP’s breach of the guarantee listed in clause 8.1 or any other violations of law committed by ASP, ASP shall indemnify VF D2 to the full extent including any possible court costs and hold it harmless upon VF D2’s first demand. VF D2 shall notify ASP without undue delay of the claim and, to the extent legally possible, give ASP the opportunity to defend itself against the asserted claim. Should VF D2, or any affiliate, alter, market, price, sell, advertise, bundle or modify the Application in violation of any law, regulation, intellectual property right or contract or reveal confidential information of ASP resulting in harm to ASP, VF D2 shall hold ASP harmless against any and all losses, claims or expenses associated with, related to, or caused by such violation or revelation.

9	Warranties of ASP

9.1	ASP gives the following warrants (“gewährleistet” as known in German Law)

9.2	The Application as provided by ASP shall meet the system specifications and characteristics of performance set out in the Contract and this Agreement.

9.3
ASP shall, in each case, use technical systems and means corresponding to commercially reasonable technology to prevent third persons having access to the Application as provided and to protect VF D2’s and the End Users’ computer systems (including any other devices for use of the Application) from software elements which could disturb or damage these computer systems (e.g., computer viruses, logic bombs, Trojan horses, etc.).

9.4
In the event of a failure to fulfil one of the warranties listed above, ASP shall be liable towards VF D2 for compensation for actual loss or damage sustained due to this failure to fulfil the warranty in question.

10	Refusal and Blocking of the Application

10.1
VF D2 shall be entitled to refuse the Application altogether or to block the link to it if there is a reasonable assumption on the part of VF D2 that ASP is in breach of its du-ties in clause 8.1. Any further claim of VF D2 against ASP shall be unaffected.

10.2	Should ASP be of the opinion that there has been no breach of clause 8.1, ASP shall provide VF D2 with a legal expert opinion to this effect by a person qualified to be a judge.

10.3	The event of a rightful refusal or blocking of the application by VF D2 will neither cause any responsibilities of VF D2 nor cause any rights and/or claims for damages in favour of ASP.

11	Limitations of Liability

11.1	Area of application

Except as specifically stated herein, each party shall be liable for damages on any legal basis whatsoever only in the amount stipulated in these provisions and only up to the fifty thousand euros (€ 50 000) Notwithstanding the above, neither party shall be liable under contract, tort or any other principle of law, to the other party for any indirect loss, consequential loss or loss of anticipated savings.

11.2	Intent and gross negligence

Each party’s liability for damages caused by such party or one of its vicarious agents or legal representatives with intent or gross negligence shall not be limited by amount.

11.3	Personal injury

In the event of damages based on injury to the life, body, or health of persons, each party’s liability shall be unlimited in cases of simple negligence by such party or one of its legal representatives or vicarious agents.

11.4
Organisational negligence and warranty Liability for damages resulting from gross negligence with regard to organisation on the part of a party as well as damages caused by the lack of a warranted quality shall also be unlimited as to amount.

11.5	Breach of material contractual duties

In the event of a breach of material contractual duties, each party’s liability shall be limited to the typical, foreseeable damages for this type of contract unless one of Clauses 11.2 - 11.4 is applicable.

11.6	Exclusion of liability

Any further liability for damages shall be excluded; in particular, liability without fault shall be excluded.

11.7	Contributory negligence

In the event damages are caused both by the negligence of VF D2 and ASP, each party must allow the attribution of contributory negligence.

11.8	Neither party shall not be liable towards the other for the commercial success of the contract.

12	Contractual Term, Termination

12.1	The Contract shall become effective upon execution and shall be concluded for a basic term as set out within the Contract.

12.2	Each party may terminate the Contract without notice (except as set forth in clause 12.3.1) for cause as set forth below. For cause shall be given, in particular, if

12.2.1	the other party has violated a material contractual stipulation and does not remedy this violation within fourteen days after a written request from the party not in breach;

12.2.2
the other party ceases its business activities or becomes unable to pay its debts or if insolvency proceedings are initiated or a petition to initiate insolvency proceedings has been filed and the insolvency court orders security transactions pursuant to § 21 InsO;

12.2.3	ASP has failed to make its Application available for the full time period stipulated in the Contract and/ or this Agreement for two consecutive months for reasons for which ASP is responsible;

12.2.4	the customer care costs allocated to the ASP Application incurred by VF D2 in two consecutive months exceed 10 percent of the monthly net subscription proceeds for the Application;

12.2.5	if VF D2 does not effect a Release of the application pursuant to clause 4.1.1 twice in succession due to circumstances for which ASP is responsible;

12.2.6
if VF D2 has failed to submit the proceeds statement (according to clause 6.4.1.) or to make its share payments in due course (according to clause 6.4.3.) in two consecutive months for reasons for which VF D2 is responsible.

13	Confidentiality

13.1
The contents of all documents and information of a commercial, financial, or technical nature or documents and information marked as confidential which the parties receive in the course of the contractual relationship are to be treated confidentially by the par-ties and may only be copied or forwarded to third persons with the prior written consent of the other party. These confidentiality obligations also apply to the conditions of the contract and these terms and conditions, the use numbers and user statistics established in its performance, and the business models and financial conditions proposed by VF D2 or ASP. The parties may copy and use such documents and information only within the framework of the contract.

13.2
The parties shall undertake to impose a corresponding confidentiality obligation on the employees of the party, companies in the Vodafone Group, technical service provides and any outside firms called in connection with the Contract, including their employees.

13.3	Exceptions

The obligations above do not apply to information which

13.3.1	is already or becomes public knowledge at or after disclosure without fault of the party receiving the information;

13.3.2	is already known to the party receiving the information as shown by its own written notes at the time of receipt;

13.3.3	a party receives from a third person without this third person having received this in-formation directly or indirectly from the other contractual party.

13.3.4
must be disclosed according to statutory law or upon demand of a tax authority or by order of a competent authority, government agency, or a competent court, or accord-ing to the rules of a stock exchange at which the shares of a party to the contract or a holding company of one of the parties to the contract are noted.

13.4	The party citing clause 13.3 shall bear the burden of proof that these conditions are met.

13.5
VF D2 shall be entitled to pass confidential information on to companies within the Vodafone Group or, provided that this is fit and convenient for the purpose of operating the Portal, to technical service providers operating a system necessary for the use of the Application or the operation of the VF D2 platform.

13.6
The above-described confidentiality duty shall survive the termination of the Contract by five years. The parties shall undertake everything which can reasonably be expected in good faith to warrant the fulfilment of this duty even in the event of employees’ leaving the company or a change of the third persons called in.

13.7	ASP shall require VF D2’s prior written consent for press releases or other forms of public promotional disclosure.

14	Miscellaneous

14.1
Unless otherwise stipulated in the Contract or in this Agreement, neither party may assign rights, in particular, claims resulting from the contract, to a third person without the prior consent of the other contractual party.

14.2	Amendments or supplements to the contract, including this provision, must be in writing and executed by both parties.

14.3
The Contract, including its appendices, shall replace all written or oral statements in its scope submitted by the contractual parties during negotiations. It shall replace, in particular, with immediate effect, all previous oral or written agreements between the contractual parties with respect to the subject matter of the contract.

14.4
Neither party shall be deemed to be in default of or to have breached any provision of this Agreement or the Contract as a result of any material delay, failure in performance, or interruption of service, resulting, directly or indirectly, from acts of God, acts of civil or military authorities, civil disturbances, wars, strikes or other labor disputes, fires, transportation contingencies, interruptions in telecommunications or Internet services, and other catastrophes or occurrences which are beyond such party’s reasonable control and which such party is unable to avoid or overcome by the exercise of reasonable diligence.

14.5
Waiver of any breach or failure to enforce any term of this Agreement or the Contract will not be deemed a waiver of any breach or right to enforce which may thereafter occur. No waiver will be valid against any party hereto, unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein. If any one or more of the provisions of this Agreement will for any reason be held to be invalid, illegal or unenforceable, that provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in force. The parties shall agree on a valid provision to replace the invalid provisions or the omission which, to the extent legally possible, will reflect as closely as possible the economic purpose of the contractual parties or what they would have intended if they had considered this point.

14.6
The relationship of the parties hereunder is that of independent contractors. Nothing herein shall be construed to constitute a partnership or joint venture between such parties, nor will either party be deemed the agent of or have the right to bind the other party in any way without the prior written consent of the other party.

14.7
Each party hereby agrees to use commercially reasonable efforts to perform its obligations hereunder in a timely manner and agrees that the other party shall have the discretion to extend any delivery dates of its obligations set forth in this Agreement or the Contract by the same number of days that it delays in performing its obligations.

14.8
This Agreement and the Contract is entered into solely between, and may be enforced only by the parties hereto and their permitted successors and assigns. This Agreement shall not create or be construed to create any rights in third parties, including Affiliates (other than permitted successors and assigns), employees, suppliers, franchisees, or customers of a party.

14.9
The Contract shall be governed by the law of the Federal Republic of Germany under exclusion of the U. N. Convention on Contracts for the International Sale of Goods. Jurisdiction and venue is Düsseldorf, Germany; VF D2 shall also be entitled to bring suit against ASP in Los Angeles, California.